                             SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.   )

Filed by the Registrant /x/
Filed by a party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       EQUITY COMPRESSION SERVICES CORPORATION
       -----------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)

       -----------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1)  Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------
    (5)  Total fee paid:
                        -------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
                                -----------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:
                                                      -------------------------
    (3)  Filing Party:
                      ---------------------------------------------------------
    (4)  Date Filed:
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
                       EQUITY COMPRESSION SERVICES CORPORATION
                         TWENTY EAST FIFTH STREET, SUITE 1500
                                TULSA, OKLAHOMA  74103
                              __________________________

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON MAY 21, 1997
                              __________________________


TO THE STOCKHOLDERS OF EQUITY COMPRESSION SERVICES CORPORATION:


    The Annual Meeting of Stockholders of Equity Compression Services Corporation, an Oklahoma corporation (the "Company"), will be held in The Terrace Room, The Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219, on Wednesday, May 21, 1997, at 11:00 a.m., local time, for the following purposes:

    (1) To consider and act upon a proposal to approve an amendment to the Company's Bylaws to eliminate the classification of the Board of Directors and provide for the annual election of the Company's directors;

    (2)  To elect directors of the Company;

    (3) To ratify the selection of Coopers & Lybrand, Tulsa, Oklahoma, as independent auditors for the Company for its fiscal year 1997; and

    (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 11, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

    The Company's Proxy Statement and Annual Report are submitted herewith.

                                            By Order of the Board of Directors



                                            JACK D. BRANNON
                                            SECRETARY

Tulsa, Oklahoma
April 28, 1997

-------------------------------------------------------------------------------

                                YOUR VOTE IS IMPORTANT

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR ENCLOSED PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISH AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

-------------------------------------------------------------------------------

                       EQUITY COMPRESSION SERVICES CORPORATION
                         TWENTY EAST FIFTH STREET, SUITE 1500
                                TULSA, OKLAHOMA  74103
                              __________________________

                                   PROXY STATEMENT

                            ANNUAL MEETING OF STOCKHOLDERS
                                     MAY 21, 1997
                              __________________________

                                 GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the management and Board of Directors of Equity Compression Services Corporation (the "Company") to be used at the Annual Meeting of Stockholders to be held Wednesday, May 21, 1997, at 11:00 a.m., local time, in The Terrace Room, The Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219 and all adjournment(s) thereof, for the purposes set forth in the attached Notice of Annual Meeting. The Company's executive offices are located at Twenty East Fifth Street, Suite 1500, Tulsa, Oklahoma 74103. The approximate date upon which this Proxy Statement and the form of proxy are being mailed to stockholders is April 28, 1997.

EXPENSES OF SOLICITATION

    The expense in connection with the solicitation of proxies, including the cost of preparing, handling, printing and mailing the Notice of Annual Meeting, Proxy Statement and accompanying proxy, have been or will be borne by the Company. The Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company's Common Stock. Directors, officers and other employees of the Company may solicit proxies personally, by telephone or telegram, from some stockholders if proxies are not received promptly.

QUORUM AND VOTE REQUIRED

    The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the amendment to the Company's Bylaws and ratify the selection of the independent auditors. Directors shall be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. Abstentions from voting, which may be specified on all proposals except the election of directors, will be treated as shares that are present for purposes of determining a quorum and will be included for purposes of determining whether the requisite number of affirmative votes are received on any matters submitted to the stockholders for a vote. Accordingly, an abstention will have the same effect as a vote against any such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter and will have no effect on the outcome of such vote, however, they will be treated as shares that are present for purposes of determining the presence of a quorum.

REVOCABILITY OF PROXIES

    The form of proxy enclosed is for use at the Annual Meeting if a stockholder is unable to attend or does not desire to vote in person. At any time before the shares represented by the proxy are voted at the Annual Meeting, the stockholder may revoke the proxy by delivering to the Secretary of the Company a written revocation of the proxy, by delivering a later dated proxy or by voting in person while in attendance at the Annual Meeting.

MANNER OF VOTING PROXIES

    The accompanying proxy card is designed to permit each stockholder of record at the close of business on April 11, 1997 to vote on the approval of the amendment to the Company's Bylaws, the election of directors and the ratification of the selection of the Company's independent auditors for 1997. With respect to the election of directors, the proxy card provides space for stockholders to vote in favor of all nominees or withhold their votes for any specific or all nominees for the Board of Directors.

    All shares represented by valid proxies received prior to the meeting, and not revoked, will be voted in accordance with the instructions on the proxy. If the proxy is signed and returned to the Company, but no instructions are given, it is intended that the proxy will be voted FOR approval of the amendment of the Company's Bylaws, the Board of Directors' nominees and the ratification of the selection of the independent auditors for the Company. As to any other business that may properly come before the meeting, including all matters incident to the conduct of the meeting, it is intended that the proxy will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

STOCKHOLDER PROPOSALS FOR 1998 MEETING

    Under the rules of the Securities and Exchange Commission, in order to be considered for inclusion in the Company's proxy statement relating to the 1998 Annual Meeting of Stockholders, a stockholder proposal must be received by the Company at its principal offices, Twenty East Fifth Street, Suite 1500, Tulsa, Oklahoma 74103, addressed to the Secretary of the Company, on or before December 29, 1997.

                 VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS THEREOF

    At the close of business on April 11, 1997, there were 21,040,168 issued and outstanding shares of the Common Stock (exclusive of 9,067 shares held in treasury), par value $.01 per share (the "Common Stock"), of the Company. Each holder of Common Stock is entitled to one vote per share on all matters. There is no other class of securities of the Company entitled to vote at the meeting. Only stockholders of record at the close of business on April 11, 1997, will be entitled to vote at the Annual Meeting.

    The following table sets forth certain information, as of April 11, 1997, regarding the beneficial ownership of the Company's Common Stock by (i) all persons who were known by the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all the directors and executive officers of the Company as a group. Unless otherwise noted, the Company believes that the beneficial owners named below have sole voting and investment power with respect to such shares.

   NAME AND ADDRESS OF                                             PERCENT
    BENEFICIAL OWNER                         NUMBER OF SHARES     OF CLASS
   -------------------                       ----------------     --------
HACL, Ltd., ................................   11,463,636(1)       40.03%
a Texas Limited Partnership                       direct
2838 Woodside Street, Dallas, TX 75206

Energy Investors...........................     4,136,364          19.66%
a Texas Joint Venture                             direct
2838 Woodside Street, Dallas, TX 75206

Hawkins Oil & Gas, Inc. ...................     1,296,582(2)        6.16%
400 S. Boston, Suite 800, Tulsa, OK 74103   direct and indirect

Gregory & Cook, Inc. ......................     3,037,251          14.44%
7575 San Felipe, Suite 350, Houston, TX 77063     direct

Richard D. Brannon.........................     3,280,469(9)       14.13%
                                            direct and indirect

Charles M. Butler, III.....................       152,500(3)          *
                                                  direct

Ray C. Davis...............................     1,818,408(10)       8.17%
                                            direct and indirect

James D. Finley............................       148,788(4)          *
                                            direct and indirect

Neal A. Hawthorn...........................         3,333(5)          *
                                                  direct

Clifford S. Lewis..........................        86,920(6)          *
                                            direct and indirect

Thomas F. Ostrye...........................       219,210(7)        1.03%
                                            direct and indirect

Matthew S. Ramsey..........................       573,182(11)       2.68%
                                            direct and indirect

Don E. Smith...............................       979,111(8)        4.64%
                                            direct and indirect

Jon P. Stephenson..........................     1,092,378(12)       5.02%
                                            direct and indirect

Kelcy L. Warren............................     1,818,408(13)       8.17%
                                            direct and indirect

All Directors and Executive Officers
 as a Group (13 Persons)...................    10,515,149(14)      38.44%

-------------------
 *   Less than 1%

(1) Includes 7,600,000 shares which may be acquired upon the exercise of warrants which may become exercisable within 60 days. Does not include the 4,136,364 shares of Energy Investors. HACL, Ltd. is the managing joint venturer of Energy Investors, but is obligated to vote the shares as directed by the other joint venturers (proportionately according to their interests) and HACL, Ltd. is not entitled to participate in the distribution or profits attributable to the shares until the other joint venturers receive a specified annual return on their investment in the shares.

(2) Includes 40,319 shares attributable to Hawkins Oil & Gas, Inc.'s general partner interest in HX 1986, 19,522 shares attributable to its general partner interest in Hawkins Exploration and 47,393 shares attributable to the Hawkins Oil & Gas, Inc. Profit Sharing Plan.

(3) Includes 27,500 shares which may be acquired upon the exercise of presently exercisable options.

(4) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options and 145,455 share attributable to Mr. Finley's interest in Energy Investors.

(5) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options.

(6) Includes 55,000 shares which may be acquired upon the exercise of presently exercisable options, and 31,920 shares held by the 401(k) Plan and allocated to the account of Mr. Lewis.

(7) Includes 200,000 shares which may be acquired upon the exercise of presently exercisable options, and 19,210 shares held by the 401(k) Plan and allocated to the account of Mr. Ostrye.

(8) Includes 60,000 shares which may be acquired upon the exercise of presently exercisable options, and 19,718 shares held by the 401(k) Plan and allocated to the account of Mr. Smith

(9) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 1,101,136 shares attributable to Mr. Brannon's interest in HACL, Ltd. and 2,165,999 shares which may be acquired upon the exercise of warrants which may become exercisable within 60 days and which are attributable to Mr. Brannon's interest in HACL, Ltd.

(10) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 611,742 shares attributable to Mr. Davis' interest in HACL, Ltd. and 1,203,333 shares which may be acquired upon the exercise of warrants which may become exercisable within 60 days and which are attributable to Mr. Davis' interest in HACL, Ltd.

(11) Includes 193,182 shares attributable to Mr. Ramsey's interest in HACL, Ltd. and 380,000 shares which may be acquired upon the exercise of warrants which may become exercisable within 60 days and which are attributable to Mr. Ramsey's interest in HACL, Ltd.

(12) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 367,045 shares attributable to Mr. Stephenson's interest in HACL, Ltd. and 721,999 shares which may be acquired upon the exercise of warrants which may become exercisable within 60 days and which are attributable to Mr. Stephenson's interest in HACL, Ltd.

(13) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 611,742 shares attributable to Mr. Warren's interest in HACL, Ltd. and 1,203,333 shares which may be acquired upon the exercise of warrants which may become exercisable within 60 days and which are attributable to Mr. Warren's interest in HACL, Ltd.

(14) Includes 405,833 shares which may be acquired upon the exercise of presently exercisable options, 131,360 shares held by the 401(k) Plan and allocated to the accounts of such individuals, 2,884,847 shares attributable to such persons' interests in HACL, Ltd., 5,914,664 shares which may be acquired upon the exercise of warrants which may become exercisable within 60 days and which are attributable to such persons' interests in HACL, Ltd. and 145,455 shares which are attributable to Mr. Finley's interest in Energy Investors.

                       MATTERS TO BE BROUGHT BEFORE THE MEETING

                                     PROPOSAL ONE

                          AMENDMENT TO THE COMPANY'S BYLAWS

    On February 25, 1997, the Board of Directors of the Company unanimously adopted a resolution recommending that the stockholders approve an amendment to the Company's Bylaws to eliminate the classification of the Board into three classes and to provide for the annual election of all directors (hereinafter this proposal is sometimes referred to herein as "Proposal One"). The text of the proposed amendment to the Bylaws is set forth in Appendix A to this Proxy Statement.

    The Company's Bylaws currently provide that the Board of Directors be divided into three classes, with each class being as equal in size as possible and with the term of each class ending in successive years. Accordingly, each single class of directors is elected to a three-year term. The Board of Directors believes that the elimination of the classified Board is in the best interest of the Company's stockholders for the following reasons. First, because the Company's directors would be subject to annual election, each director may have an increased sense of accountability to the Company's stockholders. Second, the presence of a classified Board could have the effect of deterring an outside suitor from submitting a proposal seeking a possible business combination or takeover because it could possibly take up to two annual Board elections for any such suitor to obtain control of the Board. Accordingly, the elimination of the classified Board could have the effect of eliminating an impediment to the consideration of possible opportunities to maximize the value of the stockholders' investments in the Company.

    Under Oklahoma law and the Bylaws, directors of a classified Board may not be removed by the shareholders except for cause. The effect of the proposed amendment will be to permit any director of the Company to be removed, with or without cause, at any time by the vote of the holders of a majority of the outstanding shares of Common Stock.

    If the proposed amendment to the Bylaws is approved, all of the current directors except Thomas F. Ostrye will be the director nominees voted on by the stockholders. If the proposed amendment is not approved, the persons listed under "Nominees in the Event of Classified Board" will be the nominees and all of the other current directors will continue to serve.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S BYLAWS TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS.

                                PROPOSAL TWO

                            ELECTION OF DIRECTORS

    If Proposal One is approved by the Company's stockholders, directors will be elected at each annual meeting of stockholders and will hold office until the next annual election. All of the persons listed under "Nominees for Directors" below, each of whom is currently a director of the Company, have been nominated by the Board of Directors for reelection as directors.

    In the event Proposal One is not approved by the Company's stockholders, the Board of Directors will remain divided into three classes--Class I, Class II and Class III--with each class being as equal in size as possible and with the term of each class ending in successive years. Information with respect to the Board's nominees in the event that the classified Board continues as set forth below under "Nominees in the Event of Classified Board."

    The Board of Directors urges you to vote FOR the Board of Directors' nominees. Proxies solicited hereby will be so voted unless stockholders specify otherwise in their proxies. Although the Board of Directors does not contemplate that any of its nominees will be unavailable for election, in the event of a vacancy in the slate of nominees it is presently intended that the proxy will be voted for the election of a nominee who will be selected by the Board of Directors.

NOMINEES FOR DIRECTORS

    The following table sets forth information with respect to each nominee for election to the Company's Board of Directors.

                              Position the Company and Principal Occupation
Nominee & Age                    or Employment for the Last Five Years
-------------                 ---------------------------------------------
Richard D. Brannon           Chairman of the Board; Member of Executive, Audit
Age 38                       and Human Resources Committees of the Board of
                             Directors; President of Brannon Oil & Gas, Inc.

Charles M. Butler, III       Director; Member of the Audit and Human
Age 53                       Resources Committees of the Board of
                             Directors; Attorney.

Ray C. Davis                 Director; Member of Executive, Audit and Human
Age 53                       Resources Committees of the Board of Directors;
                             Principal of Energy Transfer Company.

James D. Finley              Director; Managing Partner and Director of
Age 40                       Duer Wagner & Co.

Neal A. Hawthorn             Director; Vice President and Director of R.
Age 64                       Lacy, Inc.

Clifford S. Lewis            Director; Member of the Audit and Human
Age 42                       Resource Committees of the Board of
                             Directors; Vice President and Chief Financial
                             Officer of Hawkins Oil & Gas, Inc.

Matthew S. Ramsey            Director; Member of Executive and Human Resources
Age 42                       Committees of the Board of Directors; President and
                             Chief Executive Officer of Equity Compression
                             Services Corporation.

Don E. Smith                 Director; former President of Equity
Age 47                       Compressors, Inc.; Cattle Rancher.

Jon P. Stephenson            Director; Member of Executive and Human Resources
Age 51                       Committees of the Board of Directors; President of
                             Sandollar Oil & Gas, Inc.

Kelcy L. Warren              Director; Member of Executive and Human Resources
Age 41                       Committees of the Board of Directors; Principal of
                             Energy Transfer Company.


   Mr. Brannon became Chairman of the Board in December 1996 and is President of Brannon Oil & Gas, Inc., an independent energy investment company. Mr. Brannon is also an active investor in oil and gas production, natural gas pipelines, real estate and equity investments. Mr. Brannon served as director of Cornerstone Natural Gas, Inc., a natural gas pipeline and processing company, until its sale to El Paso Natural Gas Company in 1996. Mr. Brannon also previously served as an Advisory Board member to First Interstate Bank, Fort Worth. Mr. Brannon began his career in 1981 with TXO Production Corp. as a completion and reservoir engineer. Mr. Brannon has a B.S. degree in Petroleum Engineering from the University of Texas and is a Certified Professional Engineer. Mr. Brannon is the brother of Jack D. Brannon, Senior Vice President and Chief Financial Officer of the Company.

    Mr. Butler has served the Company as a Director since the Company's inception in 1989. He is presently self employed as a financial and regulatory consultant in Houston, Texas, and previously was a Senior Vice President of Kidder, Peabody & Co., Inc. Prior to that, he was Chairman of the Federal Energy Regulatory Commission (1981-1983); Administrative Assistant to Senator John Tower (1979-1981); Corporate Counsel to American Natural Service Company (1976-1979); and he has served in several capacities as an attorney. He holds a B.A. Degree in Economics from the University of Houston and a J.D. from the University of Texas, where he earned Order of the Coif Honors.

    Mr. Davis became a Director in December 1996. He is a founding principal of Energy Transfer Company, an energy investment firm, which was formed in 1996. Mr. Davis founded Capstone Partners in 1988, a buy out firm formed to acquire under performing companies. He served as Chairman and CEO of several companies acquired by Capstone Partners, including Healthco International Inc., a $500 million a year dental supply company, HPSC, an equipment leasing company quoted on the Nasdaq system and Cornerstone Natural Gas, Inc., a natural gas pipeline and processing company listed on the American Stock Exchange. Mr. Davis served as Director and General Partner of Hydro Environmental Services, Inc. from 1989 to 1992, and as Chief Executive Officer of

Healthco International, Inc. from June 1991 to August 1992. He was also Chairman of the Board of HPSC, Inc. from 1991 to 1992. On June 9, 1993, Healthco International, Inc. filed for protection under Chapter 11 in the U.S. Bankruptcy Court in the Western District of Massachusetts, Western Division, Case No. 93-41604-JFQ. In connection with Mr. Davis' and a group of investors' initial acquisition of an interest in Cornerstone Natural Gas, Inc. and as part of a pre-packaged plan, Cornerstone's predecessor and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court for the Eastern District of Texas, Sherman Division. On November 2, 1993, Cornerstone emerged from such pre-packaged plan and Mr. Davis and the investor group acquired their interest in Cornerstone. From 1983 to 1988, he shared the operating duties of Colt Industries, a Fortune 200 diversified manufacturer. Mr. Davis was last responsible for two groups of companies with operations in 15 countries and sales in excess of $1 billion. Mr. Davis held several executive positions in Colt Industries and, prior to that, held several management positions at Mobil Chemical, a division of Mobil Oil.

    Mr. Finley became a Director in April of 1997. He is an independent oil and gas producer and is Managing Partner and Director of Duer Wagner
& Co., an independent oil and gas operator with operations in Alabama, Louisiana, Mississippi, Oklahoma, Texas and Wyoming. Mr. Finley was Chief Financial Officer of Duer Wagner & Co. from 1982 until 1996 when he became Managing Partner. Mr. Finley is an active investor in oil and gas production, natural gas pipelines and real estate investments. Mr. Finley has a broad range of experience in the management of oil and gas operations and the acquisition and financing of oil and gas properties. Mr. Finley began his career at Arthur Andersen & Co. as a member of the Dallas/Fort Worth oil and gas industry team. Mr. Finley received a Bachelor of Business Administration from the University of Texas at Austin in 1979.

    Mr. Hawthorn became a Director in April of 1997. He is a Vice President and Director of R. Lacy, Inc., an independent oil and gas company in Longview, Texas. Prior to joining R. Lacy, Inc. in 1978, he was a partner of the law firm of Kenley, Boyland, Hawthorn, Starr and Coghlan in Longview, Texas. Mr. Hawthorn is a member of the Texas Mid-Continent Oil and Gas Association. Mr. Hawthorn holds a B.B.A. Degree from the University of Texas at Austin and a J.D. from the University of Texas Law School.

    Mr. Lewis has served the Company as a Director since its inception in 1989. He also served as the Company's Vice President, Secretary and Treasurer from the Company's inception through April 5, 1996. Mr. Lewis has served as Vice President and Chief Financial Officer of Hawkins Oil & Gas, Inc. from 1988 to present. Previously, he was employed by Hawkins Oil & Gas as Controller (1986 to 1988), as Manager of Financial Accounting (1984 to 1986), Senior Financial Accountant (1981 to 1984) and by Arthur Young & Company (now Ernst & Young) as Senior Accountant. He holds a B.S. Degree in Accounting and an M.B.A. Degree from Kansas State University.

    Mr. Ramsey became Chief Executive Officer and a Director in December 1996 and became President in February 1997. Mr. Ramsey served as Vice President of Nuevo Energy Company, an independent energy company, from 1990 to 1996. From 1990 to 1996, he was employed by Torch Energy Advisors Incorporated, a company providing management and operations services to energy companies including Nuevo Energy Company, last serving as a director and Executive Vice President. Mr. Ramsey joined Torch Energy as Vice President of Land and was named Senior Vice President of Land in 1992. Prior to joining Torch Energy, Mr. Ramsey was self-employed for eleven years. Mr. Ramsey holds a B.B.A. in Marketing from the University of Texas at Austin and a J.D. from South Texas College of Law. Mr. Ramsey is a graduate of Harvard Business School's Advanced Management Program. He is licensed to practice law in the State of Texas.

    Mr. Smith has served as Director since June 1993. He founded and was President of Mid-South Compressors, Inc. and its successor in Columbia, Mississippi from 1985 to 1996. Mid-South Compressors, Inc. became a wholly owned subsidiary of the Company in 1993 and was merged into Equity Compressors, Inc. another wholly owned subsidiary of the Company in 1995. From 1981 to 1985, he was the Branch Manager of Compressor Systems, Inc. Previously, he was the founder and President of Oilfield Maintenance Service, Inc. from 1974 to 1981, and Division Compressor Mechanic of Shell Oil Company from 1967 to 1974.

    Mr. Stephenson became a Director in December of 1996. He is President and owner of Sandollar Oil & Gas, Inc., an independent exploration and production company located in Longview, Texas. Prior to forming

Sandollar in 1981, Mr. Stephenson was employed from 1971 to 1980 by Ensearch Exploration, Inc. in Dallas, Texas, in various engineering capacities, with his last assignment being Vice President of Production. He began his career in 1968 as an engineer with Shell Oil Company in New Orleans, Louisiana. Mr. Stephenson received his B.S. degree in Petroleum Engineering from Louisiana Tech University in 1968. He is a Certified Professional Engineer in the State of Texas.

    Mr. Warren became a Director in December of 1996. He is a founding principal of Energy Transfer Company, an energy investment firm, which was formed in 1996. Prior to forming Energy Transfer Company, he was employed by Endevco, Inc., a natural gas pipeline and processing company and predecessor of Cornerstone Natural Gas, Inc., from 1981 to 1992. At Endevco, Mr. Warren served in many capacities, including President, Chief Operating Officer and Director. He and a group of investors acquired controlling interest of Cornerstone Natural Gas, Inc. in 1993 as part of a pre-packaged plan, whereby Endevco and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court for the Eastern District of Texas, Sherman Division. On November 2, 1993, Cornerstone Natural Gas, Inc. emerged from such pre-packaged plan and Mr. Warren and the investor group acquired their interest in Cornerstone. Mr. Warren served as President, Chief Operating Officer and a director of Cornerstone unit its sale to El Paso Natural Gas Company in 1996. Prior to joining Endevco, Mr. Warren was employed by Lone Star Gas Company.

NOMINEES IN THE EVENT OF CLASSIFIED BOARD

    If Proposal One is not approved, the term of the Class II directors, consisting of Don E. Smith, Richard D. Brannon and Matthew S. Ramsey will expire at the Annual Meeting. In addition, as the result of the consummation of the Stock Purchase Agreement between the Company and HACL, Ltd., Kelcy L. Warren and Jon P. Stephenson were appointed to the Board of Directors to fill newly created positions. Since that time, James D. Finley and Neal A. Hawthorn were also appointed to fill newly created positions. Messrs. Warren, Stephenson, Finley and Hawthorn are all subject to designation into one of the three classes and election at the Annual Meeting.

    The Board of Directors has nominated Richard D. Brannon, Matthew S. Ramsey and Don E. Smith for election as Class II directors to serve for a three-year term; Jon P. Stephenson, Kelcy L. Warren and Neal A. Hawthorn for election as Class III directors to serve for a one-year term and James D. Finley for election as a Class I director to serve a two-year term. If Proposal One is not approved, Charles M. Butler, III and Ray C. Davis will continue to serve as a Class I directors and Clifford S. Lewis and Thomas F. Ostrye will continue to serve as Class III directors. The terms of Class III and Class I directors will expire at the annual meeting of stockholders to be held in 1998 and 1999, respectively.

ADDITIONAL DIRECTOR

    Thomas F. Ostrye, age 44, is currently serving as a Class III director and his term would otherwise expire in 1998. He has not been nominated to stand for election at the Meeting. Consequently, if Proposal One is approved, Mr. Ostrye's term as a director will terminate at the Meeting. If Proposal One is not approved, he will continue to serve as a Class III director until the Annual Meeting of Stockholders to be held in 1998.

    Mr. Ostrye has been a Director since the formation of the Company in 1989. Until his resignation as an officer in February 1997, he served as President of the Company from 1989, Chairman of the Board, from November 1995 and Treasurer from April 1996. Prior to the formation of the Company, he was employed by Hawkins Oil & Gas, Inc. as Project/Administrative Manager (1987 to 1989), Project Manager (1985 to 1987) and as Exploration Manager (1984 to 1985). Previously, he served: Enstar Petroleum Company, Oklahoma City, Oklahoma as Exploration Manager (1982 to 1984); C & K Petroleum, Inc., Oklahoma City, Oklahoma and Midland, Texas as District Geologist (1979 to 1982); and Marathon Oil Company, Midland, Texas as Exploration Geologist (1975 to 1979). He holds a B.S. Degree in Geology from State University College, Fredonia, New York and an M.A. Degree in Geology from State University of New York, Buffalo, New York.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

    The Company has standing Executive, Audit and Human Resources Committees of the Board of Directors. Presently, the members of the Executive Committee are Richard D. Brannon, Ray C. Davis, Matthew S. Ramsey, Jon P. Stephenson and Kelcy L. Warren, the members of the Audit Committee are Richard D. Brannon, Charles M. Butler, III, Ray C. Davis and Clifford S. Lewis and the members of the Human Resources Committee are Richard D. Brannon, Charles M. Butler, III, Clifford S. Lewis, Matthew S. Ramsey, Jon P. Stephenson and Kelcy L. Warren. The function of the Executive Committee is to act for the Board between Board meetings. The Executive Committee was formed on December 16, 1996 and held no meetings during 1996. The primary functions of the Audit Committee are to monitor the Company's internal accounting controls, review quarterly and annual financial information and review the services and fees of the independent auditors. The Audit Committee met one time during the fiscal year ended December 31, 1996. The primary functions of the Human Resources Committee are to review and approve management's recommendations concerning compensation of executive officers and certain other employees and to administer the Company Employee Stock Option Plan. The Human Resources Committee has the authority, in its discretion, to select the eligible officers and employees to whom options shall be granted and the number of shares of the Company's Common Stock to be subject to such options. The Human Resources Committee also serves to evaluate top management and their successors within the Company. The Human Resources Committee met three times during the fiscal year ended December 31, 1996.

    The Board of Directors met seven times during fiscal 1996. All directors were present for at least 75% of the aggregate of the meetings of the Board of Directors and of the committees of the Board on which each director served.

DIRECTOR COMPENSATION

    Directors of the Company who are not also employees of the Company are paid an annual retainer fee of $6,000, payable quarterly, plus an additional payment of $500 for each directors' and committee meeting attended in person or held by means of conference telephone calls.

    In conjunction with the shareholder approval of the Company's Director
Stock Plan at the 1996 annual meeting held on May 29, 1996, Charles M. Butler, III and Donald C. Nejedly were granted options covering 17,500 shares each and Clifford S. Lewis was granted an option for 50,000 shares, all as replacement options for options granted to them under the Company's 1989 and 1994 director stock plans. These options have an exercise price of $.5625 per share, a term of forty years and are exercisable in full. Additionally, by reason of his election as a Class I director at that meeting, Mr. Butler was granted an option covering 10,000 shares at an exercise price of $.5625 per share which became exercisable in its entirety by Board action taken in October of 1996. Upon their appointment to the Board in December of 1997, Ray C. Davis, Kelcy L. Warren, Jon P. Stephenson and Richard D. Brannon received automatic grants of options covering 10,000 shares each at an exercise price of $1.375 per share. Their options have forty-year terms and became exercisable immediately with respect to one-third of the shares covered and they become exercisable with respect to an additional one-third on each of the anniversary dates of their appointment to the Board.

    The Company entered into an agreement with Richard D. Brannon whereby he was paid $10,000 per month for the first three months of 1997 for his efforts in developing business opportunities for the Company's compressor leasing business.

                                    PROPOSAL THREE

                  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has unanimously selected Coopers & Lybrand as the independent auditors for the Company for its 1997 fiscal year. Although the Board is not required to submit its selection of auditors for stockholder approval, the Board has elected to seek ratification by the stockholders at the Annual Meeting. A representative of Coopers & Lybrand, who will attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions.

           CERTAIN RELATIONSHIPS AND INTEREST IN CERTAIN TRANSACTIONS

    On December 19, 1996, the Company consummated the sale of 8,000,000 shares of its Common Stock, and warrants which, upon satisfying certain vesting requirements, entitle the holder to purchase up to an additional 8,000,000 shares of Common Stock at a price of $.91 per share (the "Warrants"). The sales of the Common Stock and Warrants were made pursuant to the terms and conditions of the Stock Purchase Agreement dated October 16, 1996, between the Company and HACL, Ltd., a Texas limited partnership ("HACL"). All of the Warrants and 3,863,636 of the shares of Common Stock were issued to HACL and 4,136,364 shares of Common Stock were issued to HACL's designee, Energy Investors ("Energy Investors"), a Texas joint venture of which HACL is the managing joint venture partner, for aggregate consideration of $4,400,000 in cash. The general partner of HACL is Six-Dawaco, Inc., a Texas corporation, whose directors and executive officers are Ray C. Davis and Kelcy L. Warren. Ray C. Davis, Kelcy L. Warren, Matthew S. Ramsey, Richard D. Brannon and Jon P. Stephenson are each limited partners in HACL. James D. Finley is a joint venture partner in Energy Investors.

    Pursuant to the Stock Purchase Agreement, HACL was granted the right to designate up to eight directors of the Registrant upon consummation of the transaction. Following such consummation, John B. Hawkins, Donald C. Nejedly and David J. Parsons resigned as directors of the Company, and HACL's designees, Ray C. Davis, Kelcy L. Warren, Matthew S. Ramsey, Richard D. Brannon and Jon P. Stephenson, were elected to serve as directors. Under the terms of the Stock Purchase Agreement, the Company has agreed to hereafter include among its nominees for the Board of Directors a sufficient number of persons designated by HACL such that the percentage of directors proposed to be composed of HACL's designees is approximately proportionately equal to HACL's percentage ownership of the Company's total outstanding shares of Common Stock.

    Hawkins Oil & Gas, Inc. ("Hawkins Oil & Gas") owns in excess of 6% of the outstanding stock of the Company, two of the principals of Hawkins Oil & Gas, Mr. John B. Hawkins and Mr. James F. Hawkins, Jr., served as Directors of the Company in 1996 and Mr. Clifford S. Lewis, an officer and shareholder of Hawkins Oil & Gas, continues to be a director of the Company. In March of 1996, the Company and Hawkins Oil & Gas, Inc. entered into an agreement pursuant to which the sublease of office space by the Company from Hawkins Oil & Gas was terminated as of December 31, 1995, operations of certain oil and gas properties owned jointly by the Company and Hawkins Oil & Gas were transferred to the Company and the parties agreed (i) upon the method of allocating the compensation of Mr. Lewis (who, at the time of the execution of the agreement, was servicing as a Vice President, Treasurer and Secretary of the Company) and other shared employees, (ii) to the joint access to certain geologic and production data maintained by the Company (which data the Company agreed to transfer to Hawkins Oil & Gas at no cost if the Company should sell all or substantially all of its oil and gas assets or terminate its active involvement in the business of oil and gas exploration, development and production) and computer data and facilities maintained by Hawkins Oil & Gas, (iii) to participate jointly in the administration of their respective self-insured health plans, and (iv) that the Company would have the right to participate in an oil and gas concession in Pakistan which Hawkins Oil & Gas is pursuing. By a subsequent agreement with Hawkins Oil & Gas and Messrs. John B Hawkins and James
F. Hawkins, Jr., the Company agreed to change its name from Hawkins Energy Corporation prior to January 1, 1997 and to transfer to Mr. James F. Hawkins, Jr. title to the motor vehicle that he had been using as a company vehicle while an officer and director of the Company.

                          EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    Certain information with respect to the following table sets forth all compensation paid for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1996, 1995 and 1994 to
(a) each person serving as the Company's chief executive officer during fiscal 1996 and (b) each of the Company's most highly compensated executive officers whose aggregate compensation during fiscal 1996 exceeded $100,000.

                                                         Long Term
                                                        Compensation
                                                           Awards
                              Annual Compensation         Number of
                          ---------------------------      Shares
Name and Principal        Fiscal                         Underlying         Other
    Position               Year    Salary(1)   Bonus       Options     Compensation(2)
------------------        ------   ---------   ------   ------------   ---------------
Matthew S. Ramsey          1996    $  6,731    $    0            0          $    0
Chief Executive Officer

Thomas F. Ostrye           1996    $125,000    $    0      200,000          $2,500
President and              1995    $100,000    $    0            0          $2,000
Chairman of the Board      1994    $100,000    $5,000       65,000          $2,100

Don E. Smith               1996    $100,000    $    0       60,000          $2,000
President of Equity        1995    $100,000    $    0            0          $2,000
Compressors, Inc.          1994    $ 98,414    $5,000       40,000          $2,068

-------------------
(1) Includes all before-tax contributions to the Employee 401(k) Plan.

(2) Other compensation consists solely of employer contributions to the Employee 401(k) Plan. Does not include the value of any perquisites because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information with respect to options granted to the named executive officers of the Company during fiscal 1996. The Company has never granted any stock appreciation rights.

                      Number of Securities     Percentage of Total
                       Underlying Options       Options Granted to       Exercise     Expiration
Name                       Granted(1)        Employees in Fiscal Year    Price(2)        Date
----                  --------------------   ------------------------    ---------   ------------
Matthew S. Ramsey                 0                        0%                N/A          N/A
Thomas F. Ostrye            200,000                       54%               $.50     June 3, 2036
Don E. Smith                 60,000                       16%               $.50     June 3, 2036

-------------------
(1) Consists solely of options to acquire shares of Common Stock. The options were granted for a term of 40 years, subject to earlier termination in certain events related to the termination of employment. The options become exercisable in five equal annual installments commencing on the anniversary date of the date of grant.

(2) The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant.

    BOARD REPORT ON REPLACEMENT OPTIONS. During 1996, a portion of the shares covered by the options granted to Thomas F. Ostrye and Don E. Smith were included on the condition that the grantees surrender the options granted to them in 1989 and 1994 under Director Stock Option Plans. Fifty thousand shares were included in the option granted to Mr. Ostrye on the condition that he surrender options granted to him in 1989 covering a total of 35,000 shares with an exercise price of $2.50 per share and in 1994 covering 65,000 shares with an exercise price of $1.40 per share. Twenty thousand shares were included in the option granted to Mr. Smith on the condition that he surrender the options granted to him in 1994 covering 40,000 shares with an exercise price of $1.40 per share.

    Substantially all of the options that were outstanding at the beginning of 1996 were replaced with options granted under either the Company's Employee Stock Option Plan or the Company's Director Stock Plan. It was believed that by the Special Stock Plan Committee of the Board of Directors that the exercise prices of the outstanding options were too high to provide the type of incentive to the option holders that was the original intent of the adoption of the plans and the grants of the options.

Charles M. Butler, III                 John B. Hawkins
Donald C. Nejedly

MEMBERS OF THE SPECIAL STOCK PLAN COMMITTEE OF THE BOARD OF DIRECTORS AT THE TIME OF THE GRANT OF THE DESCRIBED OPTIONS.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 1996, and the number and value of unexercised options held by such executive officers at the end of the fiscal year.

                                                 Number of Securities             Value of Unexercised
                      Shares                    Underlying Unexercised           In-the-Money Options at
                     Acquired       Value     Options at Fiscal Year End (#)      Fiscal Year End ($)(1)
                        on        Realized    ------------------------------   ---------------------------
Name                Exercise(#)    ($)(1)     Exercisable      Unexercisable   Exercisable   Unexercisable
----                -----------   --------    -----------      -------------   -----------   -------------
Richard D. Brannon       0            0           3,333            6,667             208          417
Ray C. Davis             0            0           3,333            6,667             208          417
Clifford S. Lewis        0            0          55,000                0          48,125            0
Thomas F. Ostrye         0            0         200,000                0         187,500            0
Matthew S. Ramsey        0            0               0                0               0            0
Jon P. Stephenson        0            0           3,333            6,667             208          417
Don E. Smith             0            0          60,000                0          56,250            0
Kelcy L. Warren          0            0           3,333            6,667             208          417

-------------------
(1) Market value of the underlying shares of Common Stock at the date of exercise or fiscal year-end, as the case may be, minus the option exercise price and multiplied by the applicable number of shares. The last sale price for the Company's Common Stock as quoted on the Nasdaq Small Cap Market on December 31, 1996, the last trading day of the fiscal year, was $1.4375.

CHANGE OF CONTROL AGREEMENTS

    On March 27, 1996, the Board of Directors approved a "Change of Control" Agreement (the "Change Agreement") between the Company and Thomas F. Ostrye, then the Company's Chairman and President. Under the Change Agreement, the investment by HACL, Ltd. and the implementation of its right to designate five directors constituted a "change of control" and Mr. Ostrye voluntarily terminated after a reduction in his responsibilities. He thereby became entitled to receive a final payment in an amount equal to his compensation, including bonuses, for the twelve months immediately preceding his termination, plus the value of employee benefits received for that twelve month period. Mr. Ostrye received a payment of $143,000 from the Company pursuant to the Change Agreement.

    Under the terms of a Termination Agreement entered into in December of 1996, Don E. Smith resigned as an officer and employee of the Company and its subsidiaries and became entitled to receive a termination payment of $81,500, payable in five equal monthly installments beginning December 31, 1996. The Termination Agreement also extended the term of the Mr. Smith's Non-Compete Agreement with the Company (which was entered into in connection with the Company's acquisition of Mid-South Compressors, Inc., in 1993) to December 31, 2001.

    The Company has entered into a Change of Control Agreement with Matthew S. Ramsey, Chief Executive Officer and President of the Company. Under the terms of this agreement, upon a termination of Mr. Ramsey's employment by reason of a change of control of the Company, he shall be entitled to a payment equal to 12 months' salary and health, hospitalization and disability insurance coverage then being provided by the Company for a period of 12 months following such termination. A change of control is deemed to occur when (a) there has been a material change in the ownership or control of the Company by reason of an extraordinary event such as a liquidation, dissolution, reorganization, reverse stock split or merger; (b) any person or group acquires more than 50% of a class of the outstanding voting securities of the Company; or (c) less than a majority of the Board is comprised of persons who are nominees of the Board of Directors as a result of a contested election.


          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 1996.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no reports were required, during and with respect to fiscal 1996, all Section 16(a) filing requirements applicable to its officers, directors and more than ten percent stockholders were complied with, except that Frank Gagliardi, Vice President, inadvertently failed to file a Form 3 in connection with his election as an officer in May of 1996.

                               OTHER MATTERS

MATTERS WHICH MAY COME BEFORE THE MEETING

    The Board of Directors does not intend to bring any other matters before the meeting, nor does the Board of Directors know of any matters which other persons intend to bring before the meeting. If, however, other matters not mentioned in this Proxy Statement properly come before the meeting, the persons named in the accompanying Proxy Card will vote thereon in accordance with the recommendation of the Board of Directors.

    REMINDER: PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

                                 APPENDIX A

                                PROPOSAL ONE

Amendment to the Bylaws:

                            EXISTING PROVISIONS

SECTION 3.1 NUMBER, QUALIFICATIONS, ELECTION AND TERM OF OFFICE. The number of directors which shall constitute the whole Board shall be not less than one (1) nor more than fifteen (15). Within the limits above specified, the number of directors shall be determined by resolution of the Board of Directors or by the shareholders at the annual or a special meeting of the shareholders; provided that in the event the directors or shareholders fail to adopt such a resolution, the number of directors previously fixed shall apply until further action by the directors or shareholders. [The directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. The term of office of the initial Class I directors shall expire at the annual meeting of the shareholders in 1990, the term of office of the initial Class II directors shall expire at the annual meeting of the shareholders in 1991 and the term of office of the initial Class III directors shall expire at the annual meeting of the shareholders in 1992. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected for a full term of office expiring at the third succeeding annual meeting of stockholders after their election, except as provided in Section 3.2 of this Article.] Directors need not be shareholders.

                             PROPOSED AMENDMENT

Section 3.1 of the Bylaws will be amended by deleting the bracketed portion of the existing provisions and replacing it with the following sentence:

    Each director shall serve until the next annual meeting of shareholders and until his successor shall have been elected and shall qualify, except in the event of his death, resignation or removal.

                             EXISTING PROVISION

    SECTION 3.2  VACANCIES.  Except as provided in Section 3.14 of this
Article III, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum. There shall be no classification of those directors elected to fill newly created directorships until the next annual meeting of shareholders. Any director elected to fill a vacancy shall hold office until the next election pertaining to the class to which such director is designated and until such director's successor is duly elected and shall qualify unless such director resigns or is removed.
If there are no directors in office, then an


                             PROPOSED AMENDMENT

    Section 3.2 of the Bylaws will be amended by replacing the existing provisions with the following:

    Section 3.2 Vacancies. Vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors in an office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until the next annual meeting of shareholders and until his successor shall have been duly elected and shall qualify, unless he dies, resigns or is removed prior to such time. If there are no directors in office, then an election of directors may be held in a manner provided by statute.

election of directors may be held in the manner provided by statute.

                             EXISTING PROVISION

    SECTION 3.14 VOTE REQUIRED FOR REMOVAL OF DIRECTOR; REPLACEMENT. Any director may be removed for cause only by a majority vote of the shareholders entitled to vote for the election of such director at any annual or special meeting of the shareholders. Upon such removal of a director, the shareholders (and not the remaining directors) shall elect a director to replace such removed director at the same shareholders' meeting at which such removal took place or at a subsequent shareholders' meeting.

                             PROPOSED AMENDMENT

    Section 3.14 of the Bylaws will be amended by deleting the first sentence of the existing section and replacing it with the following sentence:

    Except as otherwise provided in the Certificate of Incorporation or the General Corporation Act of the State of Oklahoma, any director may be removed from office, with or without cause, at any time by the holders of a majority of the shares entitled to vote at any election of directors, at any annual or special meeting of the shareholders.

                         [FORM OF PROXY - FRONT SIDE]

                    EQUITY COMPRESSION SERVICES CORPORATION

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 11:00 A.M. LOCAL TIME ON MAY 21, 1997, AT THE TERRACE ROOM, THE MELROSE HOTEL, 3015 OAK LAWN AVENUE, DALLAS, TEXAS 75219.

The undersigned stockholder(s) of Hawkins Energy Corporation (the "Corporation") do(es) hereby nominate, constitute and appoint JACK D. BRANNON, as proxy of the undersigned, with full powers of substitution and resubstitution, to represent and vote the shares of capital stock of the Corporation held of record by the undersigned on the record date for the above-described annual meeting, at such meeting and at any adjournment thereof as follows:

PROPOSAL ONE:    TO APPROVE AN AMENDMENT TO THE COMPANY'S BYLAWS TO ELIMINATE
                 THE CLASSIFICATION OF THE BOARD OF DIRECTORS AND PROVIDE FOR
                 THE ANNUAL ELECTION OF THE COMPANY'S DIRECTORS.
                 [   ] FOR        [   ] AGAINST       [   ] ABSTAIN

PROPOSAL TWO:    TO ELECT DIRECTORS OF THE COMPANY.
                 [NOMINEES ARE LISTED ON REVERSE SIDE]
                 [   ] FOR listed nominees            [   ] WITHHOLD AUTHORITY
                      (except do not vote for              to vote for
                      the nominee(s) whose name(s)         listed nominees.
                      I have written below).

PROPOSAL THREE:  TO RATIFY THE SELECTION OF COOPERS & LYBRAND, TULSA, OKLAHOMA,
                 AS INDEPENDENT AUDITOR FOR THE COMPANY FOR ITS FISCAL YEAR 1997; AND
                 [   ] FOR        [   ] AGAINST       [   ] ABSTAIN


TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                        [FORM OF PROXY - REVERSE SIDE]
                         (continued from other side)

Director Nominees:

If Proposal One is Approved, the Nominees are:
Richard D. Brannon       Ray C. Davis      Neal A. Hawthorn    Matthew S. Ramsey   Jon P. Stephenson
Charles M. Butler, III   James D. Finley   Clifford S. Lewis   Don E. Smith        Kelcy L. Warren

If Proposal One is Not Approved, the Nominees and their designated classes are:
Richard D. Brannon       Class II          Jon P. Stephenson   Class III           James D. Finley     Class I
Matthew S. Ramsey        Class II          Kelcy L. Warren     Class III
Don E. Smith             Class II          Neal A. Hawthorn    Class III

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE
VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ABOVE.  IF A CHOICE IS NOT
INDICATED WITH RESPECT TO ANY OF THE ABOVE PROPOSALS, THIS PROXY WILL BE
VOTED "FOR" SAID PROPOSAL.  IF ANY OTHER MATTERS SHOULD BE BROUGHT BEFORE THE
MEETING, THE PROXY WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH HIS BEST
JUDGMENT.  THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

     DATED this       day of               , 1997.
                -----        --------------            -------------------------------------------------------

                                                       -------------------------------------------------------
                                                                  Signature(s) of Stockholder(s)

Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.

                        PLEASE SIGN, DATE AND MAIL TODAY.